EXHIBIT 6.1
                               ALLIANCE AGREEMENT

              THIS AGREEMENT made as of the 1st day of March, 1997.

BETWEEN:

                       NATIONAL RESEARCH COUNCIL OF CANADA

                                     - and -

                              ENERGY VENTURES INC.

         WHEREAS NRC and EVI wish to enter into a strategic alliance to further develop certain lithium ion technology patented by NRC and to reflect joint venture arrangements with respect to other technology;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.0      DEFINITIONS

         In this agreement, unless the context otherwise requires, the following terms shall have the meanings set opposite the same:

"Base LI Technology" means collectively the EVI Base LI Technology and the NRC Base LI Technology;

"Energy Materials Field" means Technology related to a broad variety of battery formats, fuel cell formats, related materials (including, without limitation, separators, electrolytes, electrodes, packaging etc.) and associated production, processes and testing;

"Energy Ventures Inc. (Delaware)" means O.P.D. Acquisitions, Inc. a corporation incorporated under the laws of the State of Delaware on June 24th 1996 whose shares are to be listed on the OTC Bulletin Board which is run by The NASDAQ Stock Market, Inc.

"Enhancement" means any invention, idea, concept, formula, design modification or development relating to any battery Technology or the Energy Materials Field resulting from the collaboration between the parties and from any collaboration of either party with a third party where the rights of the parties, as established in this agreement, are protected, including NRC's collaboration with Samsung Electronics Company, during the Technical Collaboration Period;

"Enhancement   Patents"  in  respect  of  any   Enhancement   means  any  patent
applications filed or caused to be filed anywhere in the world;

"EVI" means Energy Ventures Inc., its successors and assigns;

"EVI Base LI Technology" means all rights, as of the date hereof, to patents, research, development and application of inventions, patents, technical information, advice, Know-How and data owned by EVI or an EVI Group Company and which relate to lithium ion technology or which have application in connection with Base LI Technology;

"EVI Group Company" means EVI and each of its affiliates, subsidiaries and associated companies as those terms are defined in the Business Corporations Act (Ontario), as amended, and its designates, and their successors and assigns;

"Know-How" in relation to any project means all knowledge, designs, results, data, experiences, information and advice directly related thereto;

"LI" means lithium ion;

"Licensee" means EVI or such EVI Group Company as is from time to time designated by EVI to be the licensee under the NRC LI Technology Licence;

"Licensing Revenues" means:

(a) in the case of an arms' length transaction for a licence or a sub-licence of any Technology:

         (i) all licence fees and royalties received by any EVI Group Company under such licence or sub-licence; and

         (ii) any other monetary consideration (or the monetary value of non-monetary consideration) that may be considered to have been received in exchange for the granting of the licence or sub-licence rights;

(b) in the case of a non-arms' length transaction for a licence or a sub-licence of any Technology, an amount equal to the fees, royalties and other consideration which would have been received by any EVI Group Company under an arms' length equivalent commercial transaction, as agreed to by the parties or failing agreement as determined by Arbitration;

in each case after deducting all taxes, allowances, discounts and other adjustments;

"Net Sales Value" means in respect of products Sold in the ordinary course of business:

(a) to an arms' length customer and not returned the gross invoice price for each separate Sale, net of trade, promotional, quantity or cash discounts actually allowed, rebates granted and taken, any direct sales tax, customs duty, insurance, special packing and freight charges set out separately in the invoice but inclusive of all indirect sales, manufacturers' or value-added taxes incorporated into the price of the goods, the whole interpreted in accordance with generally accepted accounting principles (where applicable); and

(b) in respect of products Sold or transferred to any Person not at arms' length the value, computed in accordance with the above, which would have been charged on an equivalent Sale to an arms' length customer;

(c) If a product is incorporated as part of an article, the price of the product will, where reasonably possible, be identified separately on any invoice. When a distinct price for a product is not identified on an invoice, the Sale value shall be calculated as above, using an average of prices billed in typical recent Sales of equivalent products, and if there are no such Sales, then the price of the product shall be deemed to be that portion of the Sale price of the article as manufacturing cost of the product relates to the manufacturing cost of the article. Licensee shall, upon request, provide evidence satisfactory to NRC, acting reasonably, of such manufacturing costs;

(d) If a product is bartered, the Sales price shall be that agreed to by the parties or failing agreement shall be determined by Arbitration;

"NRC" means the National Research Council of Canada, its successors and assigns;

"NRC Base LI Technology" means the NRC LI Patents and all rights of the NRC as of the date hereof, to all research, development and application of inventions, patents, technical information, advice, Know-How and data relating to LI battery technology excluding NRC's coin cell hardware Know-How;

"NRC Entitlement" means:

(a) 40% of receipts in respect of Licensing Revenues from the LI Technology and of revenues from other LI related sales of services, in each case for the first three years of the Term, and a percentage, to be negotiated in good faith by the parties and failing agreement determined by Arbitration, of such Licensing Revenues and revenues from other LI related sales of services for the subsequent years, such Licensing Revenues and other LI related sales of services being net of EVl's patent costs and related expenses, reasonable sales agents' commissions fees and expenses, scientific costs including revenue entitlements of scientists and other Persons, direct costs related to supplying services, costs of product development and testing, legal and other contracting costs, Technical Assistance Costs as per Sub-Section 4.8 and other expenses including other marketing costs approved by both parties, subject to Sub-Section 6.1 herein; and

(b) a Royalty of 2% of the Net Sales Value of Sales of products using Base LI Technology and any LI Enhancement, subject to Sub-Section 6.1 herein:

"NRC LI Patents" means the patents and applications set out on Schedule 1 hereto;

"NRC LI Technology Licence" means the licence and rights granted to EVI by NRC pursuant to Sub-Section 2.1 herein;

"Other Technology" means Technology other than LI Technology and includes all Enhancements and Know-How related thereto;

"Person" means an individual, corporation, partnership and any other legal entity;

"Royalty" means a percentage of the Net Sales Value of products manufactured or produced by an EVI Group Company;

"Sale" means every disposition of a product, including selling, renting, leasing, licensing, and bartering of a product, according to generally accepted accounting principles. It is considered to occur when a product is delivered. A Sale exists irrespective of the collection of any debt (regardless of any accounting principle), but not if money received is refunded. "Sell" and "Sold" have corresponding meanings.

"Specified Uses" means rights to use in the field of research and development, marketing, commercial production and in any other manner relating to electrochemical power sources, cells, batteries, battery packs, electronics and including the right to manufacture and Sell products embodying or made by the use of Technology and to sublicence in whole or in part any of such uses to third parties worldwide;

"Technical Collaboration Period" means the period of technical collaboration described in Sub-Section 4.0 herein;

"Technical Representatives" means, in the case of EVI, Dr. Karl Kordesch and Dr. John J. Murray, and in the case of NRC, Dr. Roderick S. McMillan or such other persons as the parties may name from time to time as their respective technical representatives for the purposes hereof;

"Technology" includes:

(a)      patents, research development and Know-How;

(b) the application of inventions, patents, technical information, advice, Know-How and data; and

(c)      all Enhancements and Enhancement Patents;

"Term" means the term of the NRC LI Technology  Licence described in Sub-Section
2.4 herein.

2.0      LICENCE

2.1      Grant

         NRC hereby grants to the Licensee a non-exclusive worldwide licence to use the NRC Base LI Technology for the Specified Uses with rights to sub-licence worldwide, on the terms stated herein.

2.2      Disclosure

         NRC agrees to disclose and provide information related to the NRC Base LI Technology to the Licensee to the extent required to enable the Licensee to use the NRC Base LI Technology for the purposes stated herein, subject to the provisions of Sub-Sections 4.7 and 4.8 herein.

2.3      Consideration

         The Licensee will pay to the NRC on May 5th 1997 the sum of $10,000 (plus applicable Goods and Services Tax) as consideration for the NRC LI Technology Licence.

2.4      Term

         The NRC LI Technology Licence will commence on August 1st 1997 and will expire on the date upon which the last of the NRC Base LI Technology patents and LI Enhancement Patents in use by the Licensee or any of its sublicensees expires.

2.5      Sublicences

         2.5.1 The Licensee will have unfettered rights to sublicence the NRC Base LI Technology and to establish the commercial and other terms of any such sublicence.

         2.5.2 The Licensee agrees to advise NRC of all sublicences granted of the NRC Base LI Technology and to provide to the NRC a copy of same within a reasonable period of time after the grant of any such sublicence.


3.0      OTHER TECHNOLOGY

3.1      Proposals for Other Technology

         In order to provide a framework for research, development and marketing activities respecting Other Technology, the parties have agreed to basic terms related thereto, without creating any obligation of either party to enter into a research & development joint venture with the other party or to enter into a research and development joint venture on the terms hereof.

3.2      Basic Terms

         For each Other Technology Project submitted by EVI in its discretion, the terms set out in the rest of this Section 3.0 and in Sections 1.0 and Sections 7 to 11 inclusive shall apply, except where otherwise agreed by the parties hereto. The parties will also agree on the other terms, which may or may not be the same as the terms of this agreement. Such other terms, in addition to any amendments to the terms set out in this Section 3.0, shall be set out in a separate document which will form part of Schedule 3 to be attached hereto.

3.3      Enhancements and Patents

         3.3.1 Any intellectual property arising out of Other Technology projects will be jointly owned by EVI and NRC and any patents related thereto will be applied for jointly by EVI and NRC.

         3.3.2 EVI shall have the sole right to use and the exclusive right to licence and sublicence the Other Technology. The determination of the countries in which any Other Technology patents will be registered will be solely in the discretion of EVI and all costs associated therewith will be borne by EVI, subject to its right to deduct such costs from Other Technology Licensing Revenues.

3.4      Patent Applications

         3.4.1 Each of EVI and NRC agrees to provide to the other free of payment, all information or explanations, data, computer materials, software, patents and all other material related to Other Technology which might be necessary to facilitate and enable a patent application.

         3.4.2 Each of EVI and NRC agrees to have itself and any Person involved in the development of the Other Technology co-operate in any way necessary to complete all papers and documents that are reasonably necessary for the filing, processing and issuance of intellectual property protection therefor in the name of EVI or an EVI Group Company and the NRC and will assign and maintain itself in a position to be able to assign as contemplated in this agreement its intellectual property rights free of charge as may be necessary or desirable in order to permit intellectual property protection to be issued as aforesaid.

3.5      NRC Research

         NRC  shall  undertake  research  and  development   relating  to  Other
Technology in respect of joint ventures between EVI and NRC at 50% of its standard billing rate.

3.6      Third Party Involvement

         NRC agrees in relation to a project involving Other Technology it will not, nor will it permit any of its affiliates (as defined in the Business Corporations Act (Ontario)) to, enter into any agreement or otherwise deal with a Person introduced to it by EVI in relation to the Other Technology where such agreement or dealing or could reasonably be considered to be prejudicial to the business arrangements between EVI and such Person.

3.7      Specific Terms

         For each Other Technology project, the terms of the separate document referred to in Sub-Section 3.2 herein will include the following terms:

         3.7.1 The rights, if any, of NRC to any payment other than Development Funding;

         3.7.2 The definition of the Other Technology and the research and development plan related thereto;

         3.7.3 The arrangements if any between NRC and any party other than EVI relating to the such Other Technology; and

         3.7.4 The term of the arrangements if different from the Term of this agreement.


4.0      TECHNICAL COLLABORATION

4.1      Technical Collaboration Period

         A technical collaboration period (the "Technical Collaboration Period") between the Licensee and NRC will commence on August 1st 1997 and continue for each year thereafter during the Term ("Agreement Year") subject to the provisions of Sections 5.0 and 6.0.

4.2      Development Funding

         During the Technical Collaboration Period:

         4.2.1 The Licensee will provide to NRC funding of a minimum of $100,000 and a maximum of $500,000 each Agreement Year ("Development Funding") for purposes of ongoing collaborative research and development in LI technology, Other Technology and the Energy Materials Field. For the Agreement Year which will commence on August 1st 1997 the minimum funding shall, however, be limited to $50,000.

         4.2.2 The Development Funding will be invoiced by NRC and payable in quarterly instalments or alternatively in accordance with the Research Plan (as defined below).

         4.2.3 For each Agreement Year during the Technical Collaboration Period, the parties will develop and establish the parameters for the ongoing research and development program to be undertaken during such year, such parameters and the ongoing research and development program, however, to be reviewed and revised by both parties no less frequently than quarterly based on progress reports (the "Research Plan").

         4.2.4    The  Research  Plan  will  identify  the  specific  Technology project, set out the statement of work, objectives, milestones, deliverables, costs and payment requirements for the work to be undertaken under the Research Plan. Where the specific Technology project involves Other Technology, the parties will agree upon the specific terms of such project in accordance with Sub-Section 3.7 herein and execute an addendum to this agreement to be attached to and form part of Schedule 3 hereto.

         4.2.5 NRC agrees that it will be responsible for undertaking the research and development work contemplated by each Research Plan and that it will contribute annually scientific research and development resources at 50% of the standard billing rate it normally charges to execute the Annual Research Plan, being a minimum of $200,000 and a maximum of $1,000,000 of work annually (at standard billing rates). NRC further agrees to provide such detailed statements to EVI as EVI may reasonably require evidencing the research and development work NRC undertakes pursuant to this Sub-Section 4.2.

         4.2.6 Both parties agree that their respective responsibilities under this Sub-Section 4.2 may, with the approval of the other party, be provided in kind rather than in cash. They further agree that the maximum EVI Development Funding referred to in
                  Section 4.2 and the related NRC responsibilities under Sub-Section 4.2.5 may, with the approval of both parties, be increased.

4.3      Additional Development Funding and NRC Entitlement

         4.3.1 EVI will pay to the NRC, as additional research and development funding the sum of $90,000, payable $40,000 on May 5th 1997 and $50,000 on December 31st 1998 after invoicing by NRC ("Additional Development Funding"). NRC shall invoice and EVI shall pay, in addition to the above, all applicable taxes including Goods and Services Tax.

         4.3.2 EVI will pay to the NRC, the NRC Entitlement for each Agreement Year provided that in any year the Licensee will be entitled to reduce the amount owing to the NRC under this provision by an amount equal to the Development Funding actually paid in cash or kind by EVI to NRC for the Agreement Year as set out in Sub- Section 4.2 herein. Any amount owing to the NRC hereunder in respect of any Agreement Year will be paid to the NRC within 90 days following the end of such Agreement Year and will be accompanied by a report setting out the manner in which the amount owing was calculated. EVI will add to such payments all applicable taxes including Goods and Services Tax.

         4.3.3 In consideration of the rights granted to EVI hereunder, EVI agrees to cause Energy Ventures Inc. (Delaware) to allot and issue to NRC, as fully paid and non-assessable, 200,000 shares of common stock of Energy Ventures Inc. (Delaware) (the "Shares"), which the parties agree are valued at an aggregate of U.S. $450,000. EVI further agrees to cause Energy Ventures Inc. (Delaware) to issue to NRC, options respecting the issue of 20,000 shares of common stock of Energy Ventures Inc. (Delaware), such options to be exercisable prior to December 31st 2001 at U.S. $2.25 per share (the "Options"). NRC acknowledges that the issue to it of Shares and Options will be subject to applicable securities laws, including (without limitation) a prohibition on the resale of such Shares and Options within Ontario in the absence of an applicable exemption and a hold period relating to the Shares in the United States. The foregoing share numbers and share values assume a 1 for 10 consolidation of the common shares of Energy Ventures Inc. (Delaware)


         4.3.4    At the direction and written request of NRC, EVI agrees:

                  (a) to pay any portion of the sums payable to NRC under Sub-Sections 2.3 and 4.3.1 to another Person or Persons; and

                  (b) to issue any common shares of Energy Ventures Inc. (Delaware), upon the exercise of any Option, to another Person or Persons, subject to compliance with applicable securities laws.

4.4      Limit on Third Party NRC Licences

         NRC agrees that during the Technical Collaboration Period it will not for the Specified Uses grant any further licences or other rights to any third parties in relation to either the NRC Base LI Technology or LI Enhancements except that, in respect to only the NRC Base LI Technology as at the date hereof, the NRC may grant rights without the right to sublicence to the NRC's existing and proposed eligible licensees and users as set out in Schedule 2 attached hereto. With regards to LI Enhancements, the NRC may grant rights including the right to sublicence in countries other than Canada to Samsung Electronics Company ("Samsung") respecting LI Enhancements which are Arising Intellectual Property as that term is defined in the agreement to be made between NRC and Samsung, subject to the limitations on such right to licence to be set out in such agreement.

4.5      LI Enhancements and Patents

         4.5.1 Any intellectual property in the LI Enhancements other than Arising Intellectual Property will be jointly owned by EVI and NRC and any patents related thereto will be applied for jointly by EVI and NRC. Patents respecting Arising Intellectual Property will be applied for by NRC and Samsung.

         4.5.2 The Licensee shall have the sole right to use and the exclusive right to licence and sublicence the LI Enhancements other than Arising Intellectual Property and respecting such Arising Intellectual Property the Licensee shall have a non-exclusive right to licence and sublicence for the Specified Uses for countries other than South Korea.

         4.5.3 The determination of the countries in which any LI Enhancement Patents will be registered will be solely in the discretion of the Licensee and all costs associated therewith will be borne by the Licensee, subject to its right to deduct such costs from Licensing Revenues and revenues from other LI related sales of services as provided in the definition of the NRC Entitlement in Section 1 herein.

         4.5.4 In the event that EVI is not interested in patenting or commercially exploiting a specific LI Enhancement, altogether or in specific countries, EVI shall advise NRC of such fact within 60 days from the date the particular LI Enhancement was disclosed to EVI by NRC, or sooner if necessary to avoid the loss of patent rights.

         4.5.5 At NRC's request, EVI will then assign or assign back to NRC all its rights or, if EVl's decision concerns only specific countries, its rights for those specific countries, in such LI Enhancement and EVI shall then not be entitled to use or commercially exploit such LI Enhancement anywhere or in the countries for which EVI assigned or assigned back its rights to NRC.

         4.5.6 Each of EVI and NRC agrees to provide to the other free of payment, all information or explanations, data, computer materials, software, patents and all other material related to LI Enhancements which might be necessary to facilitate and enable a patent application.

         4.5.7 Each of EVI and NRC agrees to have itself and any Person involved in the development of the LI Enhancements co-operate in any way necessary to complete all papers and documents that are reasonably necessary for the filing, processing and issuance of intellectual property protection therefor in their joint names and will assign and maintain itself in a position to be able to assign as contemplated in this agreement its intellectual property rights free of charge as may be necessary or desirable in order to permit intellectual property protection to be issued jointly.

         4.5.8 EVI agrees to advise NRC of all licences or sub-licences granted of LI Enhancements and to provide NRC a copy of same within a reasonable period of time after the grant of any such licence or sublicence.

4.6      Right of First Refusal

         The NRC agrees, subject to pre-existing obligations to third parties, to first offer to the Licensee any opportunities which may arise through the NRC relating to any battery related technology, Energy Materials Field or other energy-related technologies developed at the Institute for Chemical Process and Environmental Technology.

4.7      One-Time Technical Assistance Grant

         NRC agrees that at any time during the first three years of the Term it will provide on a one-time basis at the Licensee's request free of charge up to $25,000 (calculated at standard NRC rates) of technical assistance in connection with the NRC Base LI Technology.

4.8      Technical Assistance Costs

         Where the services of the NRC are utilized to provide technical assistance in relation to the granting of rights to any third party, such services will be provided at NRC's rates to EVI plus disbursements. Where such costs are borne by the Licensee ("Technical Assistance Costs"), the Licensee will be entitled to deduct these costs from any Licensing Revenues.

4.9      Technical Office Facilities

         NRC agrees that during the Technical Collaboration Period it will provide EVI at no charge with office facilities to be located initially at Room 209, Building M-2, Montreal Road, Ottawa, for use by EVI's Technical Representatives from time to time. NRC additionally agrees to provide to EVI, commencing January 1, 1999, at a gross annual rental of $9.00 per square foot, paid monthly in advance, with no further obligation for taxes, utilities or other occupancy costs, a facility of approximately 4000 square feet in Building M16 for the purpose of establishing an EVI battery research laboratory. Both of such facilities shall be subject to EVI's signing NRC's licence of occupation, the form of which is attached hereto as Schedule 4.

5.0      TERMINATION

5.1      Termination without cause

         EVI may give six months notice in writing at any time that it wishes to terminate the Technical Collaboration Period and its obligations under Sub-Section 4.2 herein, such termination to be effective at the end of the Agreement Year next following the expiry of the notice period. In such event, the Technical Collaboration Period and each party's respective obligations under Sub-Section 4.2 will end on the last day of such Agreement Year, without prejudice to rights accrued thereunder.

         If NRC becomes unable to continue the technical collaboration because of circumstances beyond its reasonable control, including government decisions or actions, NRC may give six months notice in writing at any time that it wishes to terminate the Technical Collaboration Period and its obligations under Sub-Section 4.2 herein, such termination to be effective at the end of the Agreement Year next following the expiry of the notice period. NRC may also give six months notice in writing at any time that it wishes to terminate the Technical Collaboration Period and its obligations under Sub-Section 4.2 herein for any other reason, and termination in such event shall be effective at the end of the Agreement Year next following the expiry of the notice period but no earlier than July 31st 2008. In both of such events, the Technical Collaboration Period and each party's respective obligations under Sub-Section 4.2 will end on the last day of such Agreement Year, without prejudice to rights accrued thereunder.

5.2      Termination with cause

         5.2.1 In the event that one party defaults or breaches any of the provisions of this agreement, the other party shall have the right to terminate this agreement by giving written notice to the defaulting party, but this act shall not prejudice the right of a party to recover any sum due at the time of such termination and shall not prejudice any cause of action or claim of the terminating party accrued or to accrue on account of any breach or default by the other party. However, if the defaulting party cures the breach within sixty (60) days after the notice is given, this agreement shall continue in full force and effect.

         5.2.2 This agreement, at the option of NRC, may be terminated forthwith by NRC if:

                  a) EVI becomes bankrupt, or insolvent, or has a receiver appointed to continue its operations, or passes a resolution for winding up, or takes the benefit of any statute relating to bankrupt or insolvent debtors or the orderly payment of debts; or

                  b) EVI assigns any of its right under this agreement in any manner and for any purpose, except as may be expressly provided in this agreement, without the prior written consent of NRC; or

                  c) the royalties, or any other amounts due under this agreement are not paid as required and remain unpaid 60 days after notice of default has been given by NRC.

6.0      OTHER EFFECTS OF TERMINATION

6.1      Termination without cause

6.1.1 Upon the issuance of a Termination Notice pursuant to Sub-Section 5.1, the NRC Entitlement under Sub-Section 4.3.2 will decline as follows:

         (a) if the Termination Notice was issued by EVI:

         6.1.1.1    for the 18 months following the
                    effective date of termination   - 100% of NRC Entitlement
         6.1.1.2    for the next 18 months          - 80% of NRC Entitlement
         6.1.1.3    for the next 18 months          - 60% of NRC Entitlement
         6.1.1.4    for the next 18 months          - 40% of NRC Entitlement
         6.1.1.5    for the next 18 months          - 20% of NRC Entitlement
         6.1.1.6    thereafter                      - 0% of NRC Entitlement

         (b)  if the Termination Notice was issued by NRC:

         6.1.1.7    for the 18 months following the
                    effective date of termination   - 50% of NRC Entitlement
         6.1.1.8    for the next 18 months          - 40% of NRC Entitlement
         6.1.1.9    for the next 18 months          - 30% of NRC Entitlement
         6.1.1.10   for the next 18 months          - 20% of NRC Entitlement
         6.1.1.11   for the next 18 months          - 10% of NRC Entitlement
         6.1.1.12   thereafter                      - 0% of NRC Entitlement,

6.1.2 Upon the issuance of a Termination Notice pursuant to Sub-Section 5.1, if the effective date of termination is earlier than July 31st 2008, NRC in addition to the deceline in the NRC Entitlement as described in Sub-Section 6.1.1, will also transfer back to Energy Ventures Inc. (Delaware) 20,000 Shares per year for every year remaining until July 31st 2008.

6.1.3    After the effective date of termination of the Technical Collaboration
         Period:

         6.1.3.1 NRC will be entitled to licence any third party without restriction worldwide to use the NRC Base LI Technology except that no party may be granted the right to sublicence and the NRC agrees not to grant a licence for any country respecting which the Licensee has funded in whole or in part the registration of patents relating to the NRC Base LI Technology.

         6.1.3.2 At such time that the NRC's entitlement has declined to nil pursuant to Sub- Section 6.1 herein, the NRC will be entitled to licence without the right to sublicence third parties to use the LI Enhancements except in countries where existing sublicences issued by the Licensee are in effect.

6.1.4 Subject to the terms of Sub-Section 6.2 herein, the Licensee's rights under the NRC LI Technology Licence will continue in accordance with the terms set out herein notwithstanding the termination of the Technical Collaboration Period.

6.2      Termination with cause

         6.2.1 After termination of this agreement by NRC pursuant to Sub-Section 5.2, EVI shall not be entitled to use or commercially exploit any NRC Base LI Technology anywhere (subject to Sub-Section 6.2.3 below). If such termination occurs during the Technical Collaboration Period, said Technical Collaboration Period and each party's respective obligations under Sub-Section
4.2 will also end upon termination.

         6.2.2 Upon termination of this agreement by NRC pursuant to Sub-Section 5.2, licensees or sub-licensees of EVI of the NRC Base LI Technology shall also be informed by written notice of the termination of this agreement. Such licences or sub-licences shall not automatically terminate, provided that such licensees or sub-licensees notify NRC, within sixty (60) days of receipt of the above notice, of their desire to have their licence converted into a direct licence from NRC on terms and conditions not more onerous than those of the said licence or sub-licence. For any period before termination or conversion of said licences or sublicences, EVI shall continue to pay NRC the full NRC Entitlement for Licensing Revenues from said licences or sub-licences.

         6.2.3 Upon termination of this agreement by NRC pursuant to Sub-Section 5.2, EVI shall deliver a detailed statement to NRC of the inventory of all products which use the NRC Base LI Technology then existing and not Sold by EVI as at that date. EVI shall retain the right to Sell such products and shall pay the NRC Entitlement on such Sales for a period of one year. At the end of that year, any remaining inventory of such products shall be destroyed.

         6.2.4 Upon termination of this agreement by either party pursuant to Sub-Section 5.2, any provisions of this agreement that were intended to survive termination shall survive such termination, particularly provisions on warranties, confidentiality, indemnification and arbitration.

7.0      REPRESENTATIONS AND WARRANTIES

7.1      NRC represents and warrants that:

         7.1.1 It has the capacity, right and authority to enter into this agreement;

         7.1.2 The NRC LI Patents described in Schedule 1 have been either issued by or filed as the case may be with the appropriate authorities within the jurisdictions indicated in Schedule 1 hereto.

         7.1.3 To the best of its knowledge and belief, the NRC Base LI Technology does not infringe any patents, trade marks, trade names, copyright or other industrial, intellectual or proprietary rights owned by any third parties; and

         7.1.4 The entering into of this agreement will not result in a contravention of its constating documents or a breach of, or default under, any law, regulation, agreement, commitment or undertaking by which it or any of its affiliates is bound.

7.2      EVI represents and warrants that:

         7.2.1 It has been duly incorporated and is currently in good standing under the law of its jurisdiction of incorporation and has the capacity, right and authority to enter into this agreement; and

         7.2.2 The entering into of this agreement will not result in a contravention of its constating documents or a breach of, or default under, any law, regulation, agreement, commitment or undertaking by which it or any of its affiliates is bound.

7.3      Limited Warranties

         7.3.1 Each of EVI and the NRC warrants that it will perform the obligations required herein in a professional manner conforming to generally-accepted practices for scientific research and development, provided that because of the nature of such endeavours, no specific result is promised.

         7.3.2 Neither EVI nor the NRC will provide to the other, without so stating, any technical information the use of which is known by them to infringe the rights of others, provided that neither EVI nor the NRC warrants that technical information conveyed to the other does not infringe the rights of others under a present or future patent.

         7.3.3 Neither EVI nor the NRC warrants the validity of patents under which rights may be granted pursuant to this agreement, or makes any representation as to the scope of patents or that inventions may be exploited without infringing the rights of others.

         7.3.4 Neither EVI nor the NRC warrants the correctness or accuracy of data supplied, advice given or opinions expressed.

8.0      CONFIDENTIALITY

8.1      Non-Disclosure of Proprietary Information

         Neither EVI nor NRC ( each a "Receiving Party") shall directly or indirectly, disclose or use, at any time, either during the currency of this agreement or subsequent to its termination, any secret or any confidential information concerning the other party's processes, methods, formulae, apparatus specifications, materials and sources of supply thereof, customers, their identities and requirements, discoveries, inventions, patents (including applications and rights in either), contracts, finances, personnel, their duties and capabilities, research plans, policies and intentions, including matters not technically trade secrets ("Proprietary Information"), the dissemination of knowledge whereof might prove prejudicial to the other party, other than to their employees, associates, consultants, independent contractors, customers, licensees, sub-licensees, joint venturers and partners who have a need to know the information disclosed in the course of their duties who shall be advised of these confidentiality requirements and agree to be bound thereby. The disclosing party is responsible for any improper use or disclosure by such persons.

8.2      Exclusions from Proprietary Information

         Proprietary Information does not include:

         8.2.1    Information  which can be  established as having been known by
                  the   Receiving   Party  prior  to  the   disclosure  of  such
                  information by the other party;

         8.2.2 Information which can be demonstrated to have been in the public domain at the time of disclosure, or which has subsequently been made a part of the public domain by the disclosing party or others, without the fault of the Receiving Party;

         8.2.3 Information disclosed by one party and specified in writing as not constituting Proprietary Information; or

         8.2.4 Information subsequently disclosed to the Receiving Party by a third party having no obligation of secrecy to the disclosing party.

8.3      Receiving Party's Responsibilities

         The Receiving Party will receive and maintain the Proprietary Information at all times as confidential and will safeguard the Proprietary Information in the same manner as that in which it protects its own confidential information.

8.4      Return of Proprietary Information

         All samples, drawings, specifications, written materials, notes and other data forming part of the Proprietary Information made by the Receiving Party will be and remain the property of the other party, and will be returned to the other party forthwith upon demand. At the request of either party, the other party will deliver a statutory declaration signed by a senior officer to the effect that all of this property has been returned.

8.5      Legal Requirement to Disclose

         This agreement will not operate to prevent disclosure by the Receiving Party as required by law, provided that, forthwith upon becoming aware of a risk of being required to make disclosure by law, the Receiving Party will advise the disclosing party of the alleged requirement.

9.0      INDEMNIFICATION

         9.1.1 EVI shall indemnify and save harmless Her Majesty and the NRC, their employees and agents, from and against, and be responsible for, all claims, demands, losses, costs including solicitor and client costs, damages, actions, suits or proceedings, all in any manner based upon, arising out of, related to, occasioned by or attributable to any acts or conduct of EVI, its employees, agents, whether by reason of negligence or otherwise arising directly from the manufacturing, distribution, shipment, offering for sale or sale of the Licenced LI Technology or any Other Technology.

         9.1.2 NRC shall have the right to defend any such action or proceeding with counsel of its own selection.

         9.1.3 Notwithstanding Sub-Section 9.1.1, EVI shall not be liable for negligence or wrongful acts of the NRC and its employees or agents and the NRC shall indemnify and save harmless EVI for such negligence or wrongful acts of the NRC and its employees or agents.

10.0     ARBITRATION

10.1 In the event that any disagreement arises between the parties hereto with reference to this Agreement or any matter arising hereunder and upon which the parties cannot agree, then every such disagreement shall be referred to arbitration pursuant to the provisions of the Commercial Arbitrations Act (Canada) ("Arbitrations Act") and in accordance with the provisions of this section.

10.2 For the purposes of the foregoing Sub-Section 10.1, the following provisions shall govern any arbitration hereunder:

         10.2.1 Either party may by written notice to the other party request that the disagreement be referred to arbitration with the reference being to a single arbitrator mutually agreed to by all of the parties provided that, if the parties are unable to agree on an arbitrator within fifteen days of deemed receipt of the written notice, the arbitration shall be to three arbitrators, one of whom shall be appointed by EVI and one shall be appointed by the NRC within twenty days of deemed receipt of the written notice (and each party shall provide notice to the other party of the arbitrator so appointed within twenty days of the deemed receipt of the written notice requesting the arbitration) and the third arbitrator shall be appointed by the arbitrators appointed by the parties and such third arbitrator shall be the chairman provided further that if either NRC or EVI fails to give notice of the appointment of an arbitrator as herein provided the reference shall be to any arbitrator appointed in accordance with this clause and such arbitrator shall be considered to have been mutually agreed to by each of the parties;

         10.2.2 The award may be made by the majority of the arbitrators where the reference is to three or more arbitrators;

         10.2.3 If the arbitrators have allowed their time or extended time for making an award, as provided in the Arbitrations Act, to expire without making an award or if the chairman shall have delivered to the parties to the arbitration a notice in writing stating that the arbitrators cannot agree or if there is not a majority of the arbitrators in agreement, any party to the arbitration may apply to the courts or to a Judge thereof to appoint an umpire who shall have the like power to act in the reference and to make an award as if they had been duly appointed by all the parties to the submission and by the consent of all the parties who originally appointed the arbitrators thereto; and

         10.2.4 If an umpire is appointed pursuant to the foregoing Sub-Section 10.2.3, such umpire shall make his or her award within one month after the original or extended time appointed for making the award of the arbitrators has expired or on or before any later date to which the parties to the reference agreed in writing, or if the parties have not agreed, then within such time as the court or judge appointing such umpire may deem proper.

10.3 There shall be no appeal from the award of the arbitrators or umpire in accordance with the provisions of the Arbitrations Act.

11.0     OTHER TERMS

11.1     Announcements

         Neither EVI nor NRC will make any public announcement or statement regarding the arrangements contemplated herein without the prior consent of the other, and both parties will consult with each other upon any jointly issued news release with respect to such arrangements, unless either party is compelled to make such statements by judicial or administrative process or, in the opinion of its respective legal counsel, by the requirements of law or the applicable regulations of any stock exchange or governmental authority.

11.2     Assignment

         EVI may assign any or all of its rights and obligations hereunder to an EVI Group Company and, upon such assignment and notification of the same to NRC, EVI will be relieved of all obligations under this agreement.

11.3     Notice

         Any notice or communication to be given or made under this agreement must be in writing and will be deemed to be properly given or made on the earliest of the following:

         (a)      actual delivery;

         (b) seventy-two hours after being sent by commercial courier service; and

         (c) the business day following which any telegram or telecopier message is sent.

         if sent to the addresses and to the attention of the persons set out below:

         If to EVI or the Licensee:

         Energy Ventures Inc.
         43 Fairmeadow Avenue,
         Toronto, Ontario
         M2P 1W8

         Attention:                 D. Wayne Hartford, President
         Telecopier number:         (416) 733-8407

         and to:

         Cassels Brock & Blackwell,
         Suite 2100, Scotia Plaza,
         40 King Street West,
         Toronto, Ontario,
         M5H 3C2

         Attention:                 Bruce Clark
         Telecopy:                  (416) 360-8877

         If to NRC:

         Institute for Chemical Process & Environmental Technology
         Building M-12
         Montreal Road
         Ottawa, Ontario

         K1A 0R6

         Attention:                 Head of Business Development
         Telecopier number:         (613) 957-8231

         Addresses may be changed by notice given in accordance with this provision.

11.4     Interpretation of Agreement

         The inclusion of headings in this agreement is for convenience of reference only and shall not affect the construction or interpretation hereof. Unless the context otherwise requires, the masculine shall include the feminine and the neuter and vice-versa and the singular shall include the plural and vice-versa.

11.5     Invalidity of Provisions

         Each of the provisions of this agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision by a court of competent jurisdiction is not to affect the validity or enforceability of any other provision.

11.6     Entire Agreement

         This agreement constitutes the entire agreement between the parties pertaining to the subject matter of this agreement. There are no warranties, representations or agreements forth or referred to in this agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by any party or its directors, officers and agents to any other party or its directors, officers and agents, except to the extent that the same has been reduced in writing and included as a term of this agreement.

11.7     Waiver or Amendment

         Except as expressly provided in this agreement, no amendment or waiver of this agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this agreement will constitute a waiver of any other provision nor will any waiver of any provision of this agreement constitute a continuing waiver unless otherwise expressly provided.

11.8     Governing Law

         This agreement is to be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

11.9     Counterparts

         This agreement may be signed in counterparts. Each counterpart will constitute an original document and all counterparts, taken together, will constitute one and the same instrument. IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT BY THEIR OFFICERS DULY AUTHORIZED TO DO SO AT THE RESPECTIVE PLACES INDICATED WITH EFFECT AS OF THE 1ST DAY OF MARCH, 1997.

NATIONAL RESEARCH COUNCIL OF CANADA

Per: ____________________________

ENERGY VENTURES INC.

Per: ____________________________
D. Wayne Hartford
President

Per: ____________________________
Peter F. Searle
Vice President

                                   SCHEDULE I

                       NRC PATENTS AND PATENT APPLICATIONS

1. Materials for Use as Cathodes in Lithium Ion Cells. Isobel J. Davidson, Roderick S. McMillan and John J. Murray. Assigned to NRC. Filed July 9, 1993; Issued 6 December, 1994. US Patent #5,370,949. Canadian patent application #2,163,265.

2. Method of Forming a Stable Form of LiMnO2 as Cathode in Lithium Cell. Isobel J. Davidson, Roderick S. McMillan and John J. Murray. Filed April 26, 1995; Issued April 9,1996. US Patent #5,506,078. Canadian patent application #2,163,182.

3. Electrolyte for a Secondary Cell. Zhi X. Shu, Roderick S. McMillan and John J. Murray. Assigned to NRC. Filed April 15, 1994; Issued June 25, 1996. US Patent #5,529,859.

4. Electrolyte for a Secondary Cell. Zhi X. Shu, Roderick S. McMillan and John J. Murray. Assigned to NRC. Filed October 6, 1995; Issued November 5, 1996. US Patent #5,571,635.

5. Method of Forming a Stable Form of LiMnO2 as Cathode in Lithium Cell. Isobel J. Davidson, Roderick S. McMillan and John J. Murray. Filed April 26, 1995; U.S. patent application #08/429,001. One limited usage claim allowed and will issue in about 3 months. CIP action in progress for broader usage claims.

         Note that in number 2 above the patent is for a method and is 10 claims.

                                   SCHEDULE 2

                      NRC's EXISTING AND PROPOSED ELIGIBLE

                 LICENSEES AND USERS OF THE NRC BASE TECHNOLOGY

The Electrofuel Manufacturing Company Limited,
21 Hanna Avenue,
Toronto, Ontario
M6K 1W9

Telephone:        416-535-1114
Fax:              416-535-2361

Attention:        Dr. Sankar Das Gupta

Westaim Technologies,
10101, 114th Street,
Fort Saskatchewan, Alberta
T8L 3W4

Telephone:        403-992-5043
Fax:              403-992-5187

Attention:        Dr. Jack Wolstenholme